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                        [BINGHAM DANA & GOULD LETTERHEAD]

                               Form 24F-2 OPINION]

November 13, 1996

GE Funds
3003 Summer Street
Stamford, Connecticut 06904

Ladies and Gentlemen:

We have acted as special Massachusetts counsel for GE Funds, a Massachusetts business trust (the "Trust"), created under a written Declaration of Trust dated

August 10, 1992, as amended (the "Trust Agreement").

In connection with this opinion, we have examined the following described documents:

     (a) a certificate of the Secretary of State of The Commonwealth of

Massachusetts as to the existence of the Trust;

     (b) a copy, certified by the Secretary of State of The Commonwealth of

Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

     (c) a Certificate executed by Matthew J. Simpson, Secretary of the Trust,

certifying as to, and attaching copies of, the Trust's By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of an indefinite number of shares of beneficial interest.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies,

the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.



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This opinion is based solely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of The Commonwealth of Massachusetts

(other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth, to the extent such laws may apply to or govern the matters covered by this opinion.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the shares of beneficial interest of the Funds, when issued and sold in accordance with the Trust Agreement and By-Laws, were legally issued,

fully paid and non-assessable. Shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We understand that Willkie Farr & Gallagher will rely on this opinion in order to prepare an opinion to the Trust, which will be filed with the Securities and

Exchange Commission and which will include this opinion as an attachment. We hereby consent to such use and filing of this opinion.

Very truly yours,

BINGHAM DANA & GOULD LLP



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